Exhibit 99.1

MICHIGAN PIPELINE AND PROCESSING,

LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

FOR THE YEAR ENDED DECEMBER 31, 2007

AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited)

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

Independent Auditor’s Report

To the Members

Michigan Pipeline and Processing, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheet of Michigan Pipeline and Processing, LLC and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, members’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Michigan Pipeline and Processing, LLC and Subsidiaries at December 31, 2007 and the consolidated results of their operations, changes in members’ equity, and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

March 24, 2008

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	June 30, 2008

		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,719,804	$1,748,300
Accounts receivable:
Trade	2,221,987	1,939,350
Current portion of net investment in direct financing lease (Note 2)	74,154	72,473
Inventory	244,720	199,221
Prepaid expenses and other current assets	245,234	71,349

Total current assets	5,505,899	4,030,693
Pipelines and Processing Plants, Net (Note 3)	40,356,664	39,325,293
Net Investments in Direct Financing Lease (Note 2)	3,975,546	3,941,054
Debt Issuance Costs	1,116,787	1,018,909

Total assets	$50,954,896	$48,315,949

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable	$233,935	$93,123
Current portion of long-term debt (Note 5)	6,495,000	6,495,000
Accrued and other current liabilities	763,862	292,819

Total current liabilities	7,492,797	6,880,942
Long-Term Debt - Net of current portion (Note 5)	30,292,500	27,045,000
Asset Retirement Obligation (Note 6)	680,767	707,412
Commitments (Note 7)	—	—
Minority Interest	1,649,331	1,600,656
Members’ Equity	10,839,501	12,081,939

Total liabilities and members’ equity	$50,954,896	$48,315,949

See notes to consolidated financial statements.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,	Six Months Ended June 30,
	2007	2008	2007
		(Unaudited)
Revenue
Natural gas transportation	$9,586,279	$4,584,485	$4,706,308
Natural gas processing	10,226,065	4,903,684	4,959,004
Direct financing lease	400,498	204,236	201,140
Natural gas imbalance	706,447	—	385,335

Total operating revenues	$20,919,289	$9,692,405	$10,251,787

Operating Expenses
Natural gas transportation	1,550,987	693,269	758,575
Natural gas processing	3,250,457	1,309,381	1,494,878
General and administrative expenses (Note 8)	1,252,239	792,991	562,822
Depreciation and amortization	2,393,627	1,265,077	1,153,601

Total operating expenses	8,447,310	4,060,718	3,969,876

Operating Income	12,471,979	5,631,687	6,281,911
Nonoperating Income (Expenses)
Interest income	35,065	234	31,025
Interest expense	(3,626,539)	(1,188,158)	(1,926,983)

Total nonoperating expense	(3,591,474)	(1,187,924)	(1,895,958)

Income - Before minority interest	8,880,505	4,443,763	4,385,953
Minority Interest	441,504	201,325	218,076

Net Income	$8,439,001	$4,242,438	$4,167,877

See notes to consolidated financial statements.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

	Ganesh Energy, LLC	Gas Processing and Pipeline, LLC	Total
Balance - January 1, 2007	$—	$—	$—
Capital contributions	1,248,130	3,552,370	4,800,500
Net income	1,083,648	3,084,229	4,167,877

Balance - June 30, 2007 (unaudited)	$2,331,778	$6,636,599	$8,968,377
Net income	1,110,492	3,160,632	4,271,124
Distributions	(624,000)	(1,776,000)	(2,400,000)

Balance - December 31, 2007	$2,818,270	$8,021,231	$10,839,501
Net income	1,103,034	3,139,404	4,242,438
Distributions	(780,000)	(2,220,000)	(3,000,000)

Balance - June 30, 2008 (unaudited)	$3,141,304	$8,940,635	$12,081,939

See notes to consolidated financial statements.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,	Six Months Ended June 30,
	2007	2008	2007
		(Unaudited)
Cash Flows from Operating Activities
Net income	$8,439,001	$4,242,438	$4,167,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on pipelines and processing plants	2,257,414	1,167,199	1,103,046
Direct financing lease income	(400,498)	(204,236)	(201,140)
Amortization of debt issuance costs	136,213	97,878	50,555
Imputed interest from business combination transaction	765,000	—	765,000
Accretion of asset retirement obligations	49,421	26,645	24,711
Minority interest	441,504	201,325	218,076
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	563,261	282,637	(908,817)
Inventory	225,555	45,499	137,165
Prepaid expenses and other assets	(80,717)	173,885	(172,160)
Accounts payable	(256,450)	(140,812)	210,410
Accrued and other liabilities	119,691	(471,043)	144,694

Net cash provided by operating activities	12,259,395	5,421,415	5,539,417
Cash Flows from Investing Activities
Additions to pipelines and processing plants	(706,476)	(135,828)	(505,450)
Cash paid for acquisitions - Net of $144,083 cash acquired	(46,855,917)	—	(46,855,917)
Proceeds from direct financing lease	487,802	240,409	245,168

Net cash (used in) provided by investing activities	(47,074,591)	104,581	(47,116,199)
Cash Flows from Financing Activities
Proceeds from debt	43,300,000	—	43,300,000
Payments on debt	(6,512,500)	(3,247,500)	(2,904,167)
Debt issuance costs	(1,253,000)	—	(1,165,000)
Capital contributions	4,800,500	—	4,800,500
Distributions	(2,400,000)	(3,000,000)	—
Minority interest activity	(400,000)	(250,000)	(125,000)

Net cash provided by (used in) financing activities	37,535,000	(6,497,500)	43,906,333

Net Increase (Decrease) in Cash and Cash Equivalents	2,719,804	(971,504)	2,329,551
Cash and Cash Equivalents - Beginning of year	—	2,719,804	—

Cash and Cash Equivalents - End of year	$2,719,804	$1,748,300	$2,329,551

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$2,803,853	$1,184,867	$1,780,321
Capital expenditures included within accounts payable	$550,000	$—	$—

See notes to consolidated financial statements.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - Michigan Pipeline and Processing, LLC (the Company), a Michigan limited liability company, was formed on January 1, 2007. The Company owns and operates natural gas gathering and transmission pipelines and CO2 processing plants located within the state of Michigan. The assets include 100 percent interests in Bay Area Pipeline, CO2 processing plants, and Grand Lacs gathering pipelines; 75 percent ownership interest in Jackson pipeline; and 44 percent ownership interest in Litchfield pipeline. The pipelines are comprised of approximately 260 miles of natural gas gathering and transmission pipelines with an operating capacity of approximately 730 million cubic feet per day (MMcfd). The Company also operates natural gas processing plants servicing the Antrim Shale play in northern Michigan, which have a nameplate capacity of 330 MMcfd.

The Company’s membership interests are held 74 percent by Gas Processing and Pipeline, LLC (GPP) and 26 percent by Ganesh Energy, LLC (Ganesh), until such time the Company has distributed 200 percent of GPP’s capital contribution and distributed an equivalent of 20 percent pretax rate of return on such contribution. At such time, GPP is required to transfer a 27.75 percent membership interest to Ganesh. Net income is allocated to the members according to the terms of the operating agreement consistent with these percentages.

Energy Group Management, LLC, an affiliate of Ganesh, is the appointed manager until December 31, 2017, subject to extensions as provided for in the Company’s operating agreement.

Principles of Consolidation - The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include the accounts of all majority owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. The consolidation includes the following subsidiaries: MPP Antrim Gas, LLC; MPP Bay Area Pipeline, LLC; MPP Grand Lacs Holding, LLC; MPP Litchfield, LLC; and MPP Jackson Pipeline, LLC, including its 75 percent partnership interest in Jackson Pipeline Company.

Use of Estimates - Management is required to make estimates using assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less when acquired are considered cash equivalents.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable - Accounts receivable are reported at the invoiced amount. The Company establishes an allowance for losses on accounts receivable if it is determined that all or a portion of the outstanding balance will not be collected. The Company estimates the allowance for doubtful accounts based on existing economic conditions, the financial condition of its customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2007 and June 30, 2008, all accounts receivable are considered collectible. As such, there is no reserve against accounts receivable.

Inventory - Inventory is stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. The inventory balance consists primarily of processing chemicals and spare parts.

Pipelines and Processing Plants - Pipelines and processing plants are recorded at cost. Chemicals, which are part of the treatment process and continually get recycled and reused, have been included with pipelines and processing plants. Depreciation is computed using the straight-line method over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized. The cost of pipelines and processing plants sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of pipelines and processing plants are recorded in the consolidated statements of operations.

Debt Issuance Costs - Debt issuance costs were incurred by the Company in connection with obtaining the debt to finance the business combination disclosed in Note 9. These costs are being amortized over the five-year term of the related debt on a straight-line basis.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligations - The Company accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations. An asset retirement obligation (ARO) is a legal obligation associated with the retirement of a tangible long-lived asset. The fair value of the liability for an ARO is recognized in the period in which a legal obligation is incurred and becomes determinable. This liability is offset by a corresponding increase in the carrying amount of the underlying asset. The cost of the tangible asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The determination of the fair value of the ARO requires the use of management’s estimates with respect to future abandonment costs, inflation, market risk premiums, useful life, and cost of capital. Revisions in estimated liabilities may result from revisions of estimated inflation rates and can include, among other things, escalating retirement costs, changes in properties’ lives and the expected timing of settling the ARO.

Environmental Costs - The Company records environmental liabilities at undiscounted amounts on the consolidated balance sheets when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of liabilities are based on currently available facts, existing technology, and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience, and data released by the Environmental Protection Agency or other organizations. For the year ended December 31, 2007 and the six months ended June 30, 2008, the Company did not have any pending environmental liabilities; therefore, no environmental liabilities have been recorded.

Direct Financing Lease - The Company’s leasing operations consist of leasing its undivided interest in the Litchfield Pipeline to ANR Pipeline Company through the use of a direct financing lease arrangement expiring in 2031.

Income Taxes - The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income, loss, and special allocations are allocated among the members in accordance with the Company’s operating agreement.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition - The Company’s revenues are generated from natural gas transportation and processing and are determined by contract data, throughput and allocation measurements. Revenues are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. Reservation revenues on firm contracted capacity are recognized over the contract period regardless of the amount of natural gas that is transported. For interruptible or volumetric based services, revenues are recorded when physical deliveries of natural gas are made at the agreed-upon delivery point.

Major Customers - Sales are predominately to companies in the oil and gas industry located principally within the United States. The Company extends trade credit to its customers on terms that are generally practiced in the industry. Major customers accounted for approximately 29 percent, 40 percent, and 50 percent of accounts receivable, and 35 percent, 56 percent, and 54 percent of sales as of and for the year ended December 31, 2007 and the six months ended June 30, 2008 and 2007, respectively. Due to the nature of its services and the contracts in place with its customers, management believes that the loss of any one major customer would not have a significant adverse impact on the Company.

Accounting Pronouncements Effective in Future Periods - The following accounting standards are effective in future periods:

Uncertainty in Income Taxes - In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the guidance for the recognition and measurement of income tax benefits related to uncertain tax positions in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 will be effective for the fiscal year beginning after December 15, 2007. As an LLC taxed as a partnership, the Company is not required to pay or provide for federal income taxes at the entity level. However, the Company will assess the impact of this standard on its Michigan business tax.

Noncontrolling Interests - In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), which provides guidance on the presentation of minority interests (now referred to as noncontrolling interests) in the financial statements. This standard requires that noncontrolling interests be presented as a component of equity rather than as a “mezzanine” item between liabilities and equity and also requires that consolidated net income be allocated between the controlling and noncontrolling interests on the consolidated statement of operations. This standard also requires all transactions with minority interest holders, including the issuance and repurchase of minority interests, be accounted for as equity transactions unless a change in control of the subsidiary occurs. SFAS 160 is effective for the Company’s fiscal year beginning January 1, 2009, at which time the Company will evaluate the impact that this standard will have on its consolidated financial statements.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements - In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The provisions of SFAS 157 are effective for the fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of the provisions of SFAS 157 on the Company’s consolidated financial statements.

NOTE 2 - DIRECT FINANCING LEASE

The Company owns a 100 percent interest in MPP Litchfield, LLC, which holds a 44 percent undivided interest in the Litchfield Lateral pipeline. Prior to the Company’s acquisition of its interest in MPP Litchfield, LLC, the former owners had entered into a lease arrangement with ANR Pipeline Company (ANR), the pipeline’s operator. The lessee, ANR, is responsible for operations of the pipeline as well as all related operating and maintenance costs.

The leasing arrangement has been accounted for as a direct financing lease. Monthly lease amounts are adjusted annually and determined by utilizing the Federal Energy Regulatory Commission’s (FERC) allowable depreciation rate and rate of return. For 2008, the monthly lease rate is estimated to be approximately $39,000.

Under the terms of the lease arrangement and the current lease calculations, the Company expects to collect future minimum lease payments according to the following schedule:

	December 31, 2007	June 30, 2008
2008	$467,472	$233,736
2009	456,744	456,744
2010	449,556	449,556
2011	442,368	442,368
2012	435,180	435,180
Thereafter	6,852,766	6,852,766

Total minimum lease payments receivable	$9,104,086	$8,870,350

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following lists the components of the net investment in direct financing lease:

	December 31, 2007	June 30, 2008
Total minimum lease payments receivable	$9,104,086	$8,870,350
Estimated residual value of leased property (unguaranteed)	2,532,300	2,532,300
Unearned income	(7,586,686)	(7,389,123)

Net investment in direct financing lease	4,049,700	4,013,527
Less current portion	(74,154)	(72,473)

Long-term net investments in direct financing lease	$3,975,546	$3,941,054

NOTE 3 - PIPELINES AND PROCESSING PLANTS

Pipelines and processing plants are summarized as follows:

	December 31, 2007	June 30, 2008	Depreciable Life - Years
Land	$86,402	$86,402	—
Processing plants	18,763,574	18,763,574	20
Processing chemicals	1,260,900	1,260,900	3-20
Pipelines and related right of ways	21,796,943	22,638,961	20
Construction in progress	706,259	—	—

Total cost	42,614,078	42,749,837
Accumulated depreciation and amortization	2,257,414	3,424,544

Net carrying amount	$40,356,664	$39,325,293

Depreciation expense charged to operations was $2,257,414 for the year ending December 31, 2007, and $1,167,199 and $1,103,046 for the six months ending June 30, 2008 and 2007, respectively.

Construction in progress at December 31, 2007 was comprised of costs related to the construction of a pipeline extension. As of December 31, 2007, management estimated the additional costs to complete the construction would be approximately $150,000. Financing came from operations.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LINE OF CREDIT

Under a line of credit agreement with the bank, the Company has available borrowings of $2,000,000 expiring in March 2012 or earlier in the event of a default or Company election to terminate. Interest is payable monthly at a rate of either London Inter-Bank Offer Rate (LIBOR) margin loans, which bear interest at LIBOR plus a margin of 2.25 percent to 3 percent, depending on the Company’s current debt to EBITDA ratio, or alternative base rate loans that bear interest at the prime rate plus .75 percent to 1.5 percent, depending on the Company’s current debt to EBITDA ratio. There were no outstanding borrowings on the line at December 31, 2007 or June 30, 2008.

NOTE 5 - LONG-TERM DEBT

During March 2007, the Company entered into a senior credit agreement (or the Credit Agreement) with LaSalle Bank National Association (the Bank).

The total amount that the Company can borrow and have outstanding at any one time is limited to the current commitment amount. As of December 31, 2007 and June 30, 2008, the Company’s commitment amount was $43.3 million. Within these borrowing limitations, the Company may request the issuance of lines of credit, letters of credit, or term notes.

Loans made to the Company under the Credit Agreement are either LIBOR margin loans, which bear interest at LIBOR plus a margin of 2.25 percent to 3 percent, depending on the Company’s current debt to EBITDA ratio, or alternative base rate loans that bear interest at the prime rate plus 0.75 percent to 1.5 percent, depending on the Company’s current debt to EBITDA ratio.

During March 2007, the Company requested a LIBOR margin term note in the amount of $43.3 million. Minimum principal payments on the note are due in quarterly payments of $1,623,750 plus interest, maturing in March 2012. The effective interest rate at December 31, 2007 and June 30, 2008 was approximately 7.69 percent and 5.38 percent, respectively.

In addition to the required quarterly payments, the Company is subject to mandatory prepayment requirements in the amount of 100 percent of any net cash proceeds resulting from significant asset dispositions, casualty events, new debt issuances, and certain capital contributions as well as based on specifically calculated excess cash flows as defined in the Credit Agreement. Annual minimum principal maturities on the note are $6,495,000 for 2008 through 2011 and $10,807,500 in 2012.

The Company’s obligations under the Credit Agreement are secured by substantially all assets of the Company and guaranteed by Ganesh and GPP.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is subject to various financial covenants in relation to the note including debt to capitalization, debt to EBITDA, and fixed charge coverage ratios which must be determined quarterly.

NOTE 6 - ASSET RETIREMENT OBLIGATIONS

The Company has legal obligations associated with its natural gas processing plants. The legal obligations include removing the plant, equipment, and any other products on the property and returning the property to its natural state. The Company accrues a liability for legal obligations based on an estimate of the timing and amount of their settlement.

The Company recorded an asset retirement obligation as of January 1, 2007, the business acquisition date, totaling $631,346. Accretion expense totaled $49,421 for the year ending December 31, 2007, and $26,645 and $24,711 for the six months ending June 30, 2008 and 2007.

NOTE 7 - COMMITMENTS

The Company is a party to several long-term transportation service agreements with various counterparties. These agreements require the Company to accept delivery of and transport, on a firm basis, specified volumes of gas at specified rates. The Company has no obligation to accept volumes in excess of the specified volumes. The agreements will continue until varying dates through 2020 and will automatically be extended annually until terminated at the end of a year upon 12 months advance written notice.

NOTE 8 - RELATED PARTY TRANSACTIONS

Following is a description of transactions between the Company and related parties:

Management Fees - The Company pays management fees to Energy Group Management, LLC, which is related through common ownership. Fees paid for the year ending December 31, 2007 totaled $1,200,000. Fees paid for the six months ending June 30, 2008 and 2007 totaled $615,000 and $600,000, respectively. There were no unpaid management fees as of December 31, 2007 or June 30, 2008.

Natural Gas Imbalance Revenue - For the year ending December 31, 2007, the Company received approximately 226,000 Million British Thermal Units (MMbtu) of natural gas in conjunction with the settlement of an agreement that existed as of the acquisition date. The Company sold the natural gas during November 2007 to an affiliated entity through common ownership and received proceeds from the sale of approximately $1,609,000, of which $909,520 was identified as a current receivable as of January 1, 2007 in conjunction with the acquisition. The transaction resulted in a gain recorded during the year ending December 31, 2007 of $706,447 and $385,335 for six months ending June 30, 2007.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Leasing - During 2008 and 2007, the Company leased certain employees from affiliated entities related through common ownership. Total employee lease expenses, including salaries, wages, payroll related taxes, and employee benefits, were $49,610 for the year ending December 31, 2007, and $54,756 and $3,266 for the six months ending June 30, 2008 and 2007, respectively. Accrued liabilities related to the employee lease expenses totaled $9,012 as of December 31, 2007 and $11,450 as of June 30, 2008.

NOTE 9 - BUSINESS COMBINATIONS

Michigan Pipeline and Processing, LLC became an active entity on January 1, 2007 when it acquired a 100 percent member interest in several limited liability companies in a business combination accounted for using the purchase method of accounting. The entities acquired were: CMS Antrim Gas, LLC; CMS Bay Area Pipeline, LLC; CMS Grand Lacs, LLC; CMS Litchfield, LLC; and CMS Jackson, LLC. The purchase resulted in the acquisition of net assets with a fair value in excess of the purchase price paid. In accordance with SFAS No. 141, the amount that would otherwise have been allocated to pipelines and processing plants has been reduced by the amount of the excess. The results of the operations of the acquired entity have been included in the consolidated financial statements since January 1, 2007.

The transaction closed in March 2007; however, effective control of the acquired entities was transferred on January 1, 2007 and that date has been used as the acquisition date. The Company recognized imputed interest totaling $765,000 covering the period from the acquisition date through the transaction closing date that has been reported as an adjustment to the cost of the acquisition.

MICHIGAN PIPELINE AND PROCESSING, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the assets acquired and liabilities assumed at the date of acquisition:

Cash	$144,083
Current receivables	2,785,248
Inventory	470,275
Prepaids and other current assets	164,517
Direct financing lease receivable	4,137,004
Pipelines and processing plants	42,124,714

Assets acquired	49,825,841
Accounts payable	(490,385)
Accrued and other current liabilities	(96,283)
Asset retirement obligation	(631,346)
Minority interest	(1,607,827)

Liabilities assumed	(2,825,841)

Purchase price of acquired entities	$47,000,000

NOTE 10 - RETIREMENT PLANS

The Company sponsors a 401(k) plan which covers substantially all employees and provides for contributions in such amounts that the Company’s members may decide at their sole discretion to contribute. Participating employees may also contribute up to the maximum allowable under statutory limits. During the year ending December 31, 2007 and the six months ending June 30, 2008, the members elected not to contribute to the plan.

NOTE 11 - SUBSEQUENT EVENTS

During August 2008, the members signed a letter of intent to sell substantially all of their membership interest.